MYR Group Inc.

                                                                   Exhibit 11

SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share data)


Period Ended September 30                   Three Months        Nine Months
                                           1996      1995      1996      1995
Primary income per share
Net income                              $ 1,536   $ 1,248   $ 2,611   $ 2,505
Weighted average number of common shares
outstanding during the period             3,228     3,173     3,204     3,173

Add - common equivalent shares (determined
 using the "treasury stock" method)
 representing shares issuable upon
 exercise of the common stock equivalents   242       239       234       212


Weighted average number of shares
 for income per common share              3,470     3,412     3,438     3,385

Income per common share - primary       $  0.44   $  0.37   $  0.76   $  0.74


Fully diluted income per share
Net income                              $ 1,536   $ 1,248   $ 2,611   $ 2,505

Add interest on subordinated convertible
 debentures, net of tax                      60        60       179       176
                                        $ 1,596   $ 1,308   $ 2,790   $ 2,681

Weighted average number of common shares
 outstanding during the period            3,228     3,173     3,204     3,173

Add
-Common equivalent shares (determined
 using the "treasury stock" method)
 representing shares issuable upon
 exercise of the common stock equivalents   242       267       239       267

-Shares assumed converted from subordinated
 convertible debentures                     600       600       600       600
                                          4,070     4,040     4,043     4,040

Income per common share - fully diluted $   .39   $   .32   $   .69   $   .66